EXHIBIT 4.2
DESCRIPTION OF COMMON STOCK
The following description of our common stock summarizes material terms and provisions that apply to our common stock. It is subject to and qualified in its entirety by reference to our Restated Certificate of Incorporation , as amended (our “certificate of incorporation”), and our Amended and Restated By-Laws (our “by-laws”), as currently in effect under Delaware law, which are filed as exhibits to this Annual Report on Form 10-K. Throughout this exhibit, references to “Textron”, the “company”, “we,” “our” and “us” mean Textron Inc.
General

Textron has authority to issue up to 500,000,000 shares of common stock, $.125 par value.
Common Stock

Voting rights.  Each holder of our common stock is entitled to one vote for each share held on all matters to be voted upon by stockholders.

Dividends.  The holders of our common stock, after any preferences of holders of our preferred stock, if any is outstanding, are entitled to receive dividends as determined by our board of directors.

Liquidation and dissolution.  If we are liquidated or dissolved, the holders of our common stock will be entitled to share in our assets available for distribution to stockholders in proportion to the amount of our common stock they own. The amount available for distribution to common stockholders is calculated after payment of all liabilities and after holders of our preferred stock, if any is outstanding, receive their preferential share of our assets.

Other terms.  Holders of our common stock have no right to:

                  convert the stock into any other security;

                  have the stock redeemed; or

                  purchase additional stock or to maintain their proportionate ownership interest.

Our common stock does not have cumulative voting rights.

Directors’ liability.  Our certificate of incorporation provides that no member of our board of directors will be personally liable to Textron or its stockholders for monetary damages for breaches of their fiduciary duties as a director, except for liability:

                  for any breach of the director’s duty of loyalty to Textron or its stockholders;

                  for acts or omissions by the director not in good faith or that involve intentional misconduct or a knowing violation of the law;

                  for declaring dividends or authorizing the purchase or redemption of shares in violation of Delaware law; or

                  for transactions where the director derived an improper personal benefit.

Our by-laws also require us to indemnify directors and officers to the fullest extent permitted by Delaware law.

EXHIBIT 4.2
Transfer agent and registrar.  Equiniti Trust Company (successor to American Stock Transfer & Trust Company) is transfer agent and registrar for our common stock.

Listing. Our common stock is listed on the New York Stock Exchange under the symbol “TXT”.

Exclusive Forum. Our by-laws provide that, unless we consent in writing to the selection of an alternative forum, the Delaware Court of Chancery will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the company to the company or its stockholders, (iii) any action asserting a claim against the company or any director or officer or other employee of the company arising pursuant to any provision of the Delaware General Corporation Law or our certificate of incorporation or by-laws, (iv) any action asserting a claim governed by the internal affairs doctrine, or (v) any other action asserting an internal corporate claim, and the federal district courts of the United States of America will be the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, to the fullest extent permitted by law.

The following provisions in our certificate of incorporation, by-laws and Delaware law may have anti-takeover effects:

Advance notice requirements of stockholder nomination of directors and proposals of other business.  Our by-laws provide that a stockholder must notify us in writing of any stockholder nomination of a director or proposal of other business at an annual meeting of our stockholders at least 90 but not more than 150 days prior to the anniversary date of the immediately preceding annual meeting. However, if the annual meeting is called for a date that is more than 30 days before or more than 60 days after the anniversary date, then the notice must be received no later than the close of business on the 90th day before the date of the annual meeting or 10 days after public disclosure of the meeting is first made, whichever occurs later, or if a stockholder wishes to make a nomination or proposal of other business at a special meeting held instead of an annual meeting, the notice must be received by us not later than the close of business on the 90th day before the date of the special meeting or the 10th day following the day on which public disclosure of the date of the special meeting was first made, whichever occurs later.  The notice must include the information required by our by-laws and any such nomination or item of business must in addition be made or proposed in accordance with the procedures set forth in the by-laws.

Proxy access for director nominations.  Our by-laws allow a stockholder or group of up to 20 stockholders owning in the aggregate 3% or more of our outstanding common stock continuously for at least three years to nominate and include in our proxy materials director nominees constituting up to 20% of the number of directors in office or two nominees, whichever is greater, provided the stockholder and nominees satisfy the requirements in our by-laws. If a stockholder or group of stockholders wishes to nominate one or more director candidates to be included in our proxy statement, we must receive proper written notice of the nomination not less than 120 or more than 150 days before the anniversary date that the definitive proxy statement was first released to stockholders in connection with the immediately preceding annual meeting, and the nomination must otherwise comply with our by-laws.

No action by written consent.  Our certificate of incorporation provides that our stockholders may act only at duly called meetings of stockholders and by unanimous written consent.

Special meetings of stockholders.  Pursuant to our by-laws, a special meeting of stockholders may be called by our chief executive officer or board of directors. In addition, our by-laws provide that a special meeting of stockholders, subject to certain limitations, will be called by our board of directors upon the receipt by the secretary of the company of a written request for the board of directors to call a special meeting by one or more stockholders of record that have owned continuously for a period of at least one year shares representing in the aggregate at least 25% of the outstanding shares of common stock of the company, provided that such request complies with the requirements and includes the information described in our by-laws.

10% stockholder provision.  Under our certificate of incorporation, the holders of at least two-thirds of the outstanding shares of our voting stock must approve any transaction involving a merger or combination, a

EXHIBIT 4.2
disposition of assets or any other specified “business combination” with a 10% stockholder and Textron or any of our subsidiaries. The vote of two-thirds of the outstanding shares of our voting stock is required unless:

                  a majority of disinterested directors who were directors before the 10% stockholder became a 10% stockholder approve the transaction; or

                  the form and value of the consideration to be received by our stockholders is fair in relation to the price paid by the 10% stockholder in connection with his or her prior acquisition of our stock.

Under Delaware law, a vote of the holders of at least two-thirds of the outstanding shares of our voting stock is required to amend or repeal this provision of our certificate of incorporation.

Delaware business combination statute.  We are subject to Section 203 of the Delaware General Corporation Law. Section 203 restricts some types of transactions and business combinations between a corporation and a 15% stockholder. A 15% stockholder is generally considered by Section 203 to be a person owning 15% or more of the corporation’s outstanding voting stock. A 15% stockholder is referred to as an “interested stockholder.” Section 203 restricts these transactions for a period of three years from the date the stockholder acquired 15% or more of our outstanding voting stock. With some exceptions, unless the transaction is approved by our board of directors and the holders of at least two-thirds of our outstanding voting stock, Section 203 prohibits significant business transactions such as:

                  a merger with, disposition of significant assets to or receipt of disproportionate financial benefits by the 15% stockholder; or

                  any other transaction that would increase the 15% stockholder’s proportionate ownership of any class or series of our capital stock.

The shares held by the 15% stockholder are not counted as outstanding when calculating the two-thirds of the outstanding voting stock needed for approval.

The prohibition against these transactions does not apply if:

                  prior to the time that any stockholder became a 15% stockholder, our board of directors approved either the business combination or the transaction in which such stockholder acquired 15% or more of our outstanding voting stock; or

                  the 15% stockholder owns at least 85% of the outstanding voting stock of the corporation as a result of the transaction in which such stockholder acquired 15% or more of our outstanding voting stock.

Shares held by persons who are both directors and officers or by some types of employee stock plans are not counted as outstanding when making this calculation.

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